Exhibit 8.1

List of Subsidiaries

Company	Place and date of establishment	Attributable equity interest	Principal activities

China Eastern Airlines Jiangsu Co., Ltd.	PRC May 3, 1993	63%	Provision of airline services

China Eastern Airlines Development (HK) Co., Ltd.	PRC May 20, 1995	80%	Provision of ticket sales and logistics

Shanghai Eastern Flight Training Co., Ltd.	PRC December 18, 1995	95%	Provision of flight training services

Eastern Airlines Hotel Co., Ltd.	PRC March 18, 1998	86%	Provision of hotel services primarily to crew members

China Eastern Airlines (Shantou) Economics Development Co., Ltd.	PRC March 18, 1998	55%	Provision of airline equipment sales

China Cargo Airlines Co., Ltd.	PRC July 22, 1998	70%	Provision of cargo carriage services

China Eastern Airlines Wuhan Co., Ltd. (“CEA Wuhan”)	PRC August 16, 2002	96%	Provision of airline services

Shanghai Eastern Maintenance Co., Ltd.	PRC November 27, 2002	60%	Provision of aircraft repair and maintenance services

Shanghai Eastern Airlines Logistics Co., Ltd.	PRC August 23, 2004	70%	Provision of cargo logistics services

China Eastern Airlines Gifting Co., Ltd.	PRC August 16, 2007	100%	Provision of marketing services